Exhibit 99.1

LIFESTANCE HEALTH APPOINTS J. MICHAEL BRUFF AS NEW BUSINESS TRANFORMATION OFFICER; DAVID BOURDON AS CHIEF FINANCIAL OFFICER

SCOTTSDALE, Ariz. - Nov. 3, 2022 – LifeStance Health (NASDAQ: LFST), one of the nation’s largest providers of outpatient mental healthcare, today announced that effective November 10, 2022, J. Michael Bruff, currently Chief Financial Officer, will take on a new role as Business Transformation Officer. David Bourdon will join the company and succeed Bruff as Chief Financial Officer. Both executives will report directly to Ken Burdick, Chairman and Chief Executive Officer, LifeStance.

During LifeStance’s long-range planning process, the company’s leadership team identified the need to invest in an enterprise-wide strategic initiative dedicated to simplifying processes and scaling systems and infrastructure. To support the achievement of these objectives, the company is creating a Business Transformation Office dedicated to improvements that will deliver an exceptional experience for both clinicians and patients.

“I would like to thank Mike for his contributions as CFO, building a stronger finance organization, demonstrating strategic company leadership and leading with integrity,” said Burdick. “Mike’s strong financial and operational experience, desire to drive cross-functional improvements to the company’s performance and previous experience at public companies make him a great fit for this role.”

“I’m deeply passionate about LifeStance, our mission and our enormous potential. Given our plans for growth and profitability and my experience driving transformation, I feel that I can make a significant impact leading this new strategic initiative which will directly benefit both our patients and clinicians,” said Bruff. “I appreciate the continued confidence and trust from both Ken and the Board to design and establish the Business Transformation Office, and I’m excited to partner with our new CFO, Dave Bourdon, to ensure a smooth transition of my responsibilities.”

Bourdon will join LifeStance as CFO, bringing over two decades of experience leading finance organizations and extensive knowledge of the healthcare and mental health industries. Bourdon previously served as CFO of Magellan Health, a leader in mental health and pharmacy programs. Previously, he held multiple roles at Cigna, most recently as CFO of Cigna’s U.S. and international healthcare business units with a portfolio representing over $45 billion in revenue.

“I’m inspired by the great work taking place every day at LifeStance to expand access to high-quality, affordable mental healthcare, and I’m thrilled to welcome Dave to the team as we continue to strengthen our leadership team and evolve our fast-growing business,” said Burdick. “Dave has a demonstrated track record of financial leadership at public healthcare companies. I have the utmost confidence in his ability to take over the reins of our talented finance organization.”

“What LifeStance has been able to achieve in terms of expanding access to high-quality, personalized mental healthcare is remarkable, and I’m excited to join a company that is dedicated to making patients’ lives better,” said Bourdon. “I look forward to collaborating closely with Mike and the executive leadership team to ensure a seamless transition and build on the already strong foundation that has been set.”

ABOUT LIFESTANCE HEALTH

Founded in 2017, LifeStance (NASDAQ: LFST) is reimagining mental health. We are one of the nation’s largest providers of virtual and in-person outpatient mental healthcare for children, adolescents and adults experiencing a variety of mental health conditions. Our mission is to help people lead healthier, more fulfilling lives by improving access to trusted, affordable and personalized mental healthcare. LifeStance employs approximately 5,200 psychiatrists, advanced practice nurses, psychologists and therapists and operates across 32 states and approximately 600 centers. To learn more, please visit www.LifeStance.com.

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Media Contact:

Brooke Matthews

Director of Public Relations

media@lifestance.com

Investor Contact:

Monica Prokocki

Vice President of Investor Relations

investor.relations@lifestance.com